Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement on Form S-4 of First Clover Leaf Financial Corp. of our report dated March 25, 2008 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-KSB of First Clover Leaf Financial Corp. for the year ended December 31, 2007.  We also consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Champaign, Illinois
July 31, 2008